EXHIBIT 10.1

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Support Agreement”) is entered into as of February 13, 2023, among CARISMA Therapeutics Inc., a Delaware corporation (the “Company”), Sesen Bio, Inc., a Delaware corporation (“Parent”), and the undersigned stockholders (collectively, the “Stockholders,” and each, a “Stockholder”) of Parent.

WHEREAS, as of the date hereof, each Stockholder beneficially owns directly, and has the sole power to vote (or to direct the voting of), the number of shares of common stock, par value $0.001 per share, of Parent (the “Common Stock”), set forth opposite such Stockholder’s name on Schedule I hereto (the “Shares”, together with any other shares of Parent that are hereafter issued to or otherwise acquired or owned by, including upon exercise of options or securities convertible into or exercisable or exchangeable for Common Stock, the voting power of which is acquired by such Stockholder during the Initial Voting Period (as defined below), are collectively referred to herein as the “Subject Shares”);

WHEREAS, the Company, Parent, and Seahawk Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger and Reorganization, dated September 20, 2022, which was subsequently amended on December 29, 2022 (as further amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub shall be merged with and into the Company, with the Company continuing as the surviving corporation and as a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, (i) concurrently with the execution and delivery of this Support Agreement, the Company and Parent intend to further amend the Merger Agreement in the form attached as Exhibit A hereto (the “Second Merger Agreement Amendment”), pursuant to which, among other things, (a) the cash portion of the pre-closing dividend payable to Parent’s stockholders will be further increased to $75 million, on the terms and conditions set forth therein, and (b) Parent shall cause, effective as of the Effective Time, Michael Torok to be appointed as a Class I director of the Parent Board (the “Stockholder Designee”), and (ii) at or prior to 9:30 a.m. Eastern Time on February 14, 2023 (the “Release Date”), the Company and Parent intend to issue the joint press release in the form attached as Exhibit B hereto (the “Joint Press Release”);

WHEREAS, the adoption of the Merger Agreement and the transactions contemplated thereby requires the written consent or affirmative vote of (i) the holders of a majority of the outstanding shares of Common Stock entitled to vote on the record date for the Parent Stockholders’ Meeting (the “Record Date”) and (ii) the holders of a majority in voting power of the votes cast by the holders of all shares of Common Stock present or represented by proxy at the Parent Stockholders’ Meeting and entitled to vote thereon; and

WHEREAS, as a condition and inducement to the Company’s and Parent’s willingness to enter into the Second Merger Agreement Amendment, Parent and the Company have required each of the Stockholders to, as an inducement and in consideration therefor, and each of the Stockholders (in such Stockholder’s capacity as holder of the Subject Shares) has agreed to, enter into this Support Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

Article I
DEFINITIONS

Section 1.1          Capitalized Terms.

(a)                 For purposes of this Support Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

(b)                “Expiration Time” shall mean the earliest to occur of (i) the Effective Time, (ii) any amendment to the Merger Agreement entered into after the date hereof that reduces the amount, or changes the form of any consideration payable to any Stockholder in the transaction or otherwise materially and adversely affects any Stockholder, (iii) the date and time of the valid termination of the Merger Agreement in accordance with its terms, (iv) one (1) year from the date hereof or (v) such date that is ten (10) Business Days after Parent’s or the Company’s receipt of notice from any Stockholder specifying a material breach of this Support Agreement by Parent or the Company; provided that such material breach is not cured within such ten (10) Business Day period.

(c)                 “Initial Voting Period” shall mean such period of time beginning on the date hereof and ending on the date of the Expiration Time.

(d)                “Standstill Period” shall mean such period from the date of this Support Agreement until the later of (A) the earlier of (i) fifteen (15) days prior to the deadline under Parent’s Amended and Restated By-laws (the “Parent Bylaws”) for director nominations and stockholder proposals for Parent’s 2024 annual meeting of stockholders, and (ii) one hundred (100) days prior to the first anniversary of Parent’s 2023 annual meeting of stockholders (the “Parent 2023 AGM”), and (iii) such date that is ten (10) Business Days after Parent’s or the Company’s receipt of notice from any Stockholder specifying a material breach of this Support Agreement by Parent or the Company; provided that such material breach is not cured within such ten (10) Business Day period, and (B) the date when the Stockholder Designee is not on the Parent Board.

Article II
VOTING AGREEMENT AND IRREVOCABLE PROXY

Section 2.1          Agreement to Vote.

(a)                 Each Stockholder hereby agrees that, during the Initial Voting Period, and at any duly called meeting of the stockholders of Parent (or any adjournment or postponement thereof), or in any other circumstances (including action by written consent of stockholders in lieu of a meeting) upon which a vote, adoption or other approval or consent with respect to the adoption of the Merger Agreement or the approval of the Merger and any of the transactions contemplated thereby is sought, such Stockholder, if a meeting is held, shall appear at the meeting, in person or by proxy, and shall provide a written consent or vote (or cause to be voted), in person or by proxy, all of the Subject Shares, in each case (i) in favor of (A) any proposal to adopt and approve or reapprove the Merger Agreement and the transactions contemplated thereby, including (1) adoption and approval of the Merger Agreement and the Contemplated Transactions, (2) the issuance of shares of Common Stock to the Company’s stockholders in connection with the Contemplated Transactions pursuant to the terms of the Merger Agreement, (3) the change of control of Parent resulting from the Merger pursuant to Nasdaq rules, (4) an amendment to the restated certificate of incorporation of Sesen Bio, as amended, to effect a reverse stock split of the issued and outstanding shares of Common Stock, at a ratio of 1-for-20, and reduce the number of authorized shares of Common Stock to 100,000,000, (5) the approval of the Equity Plan Amendments, and (B) waiving any notice that may have been or may be required relating to the Merger or any of the other Contemplated Transactions (the “Stockholder Approval Matters”), and (ii) against any Acquisition Proposal and any action in furtherance of any such Acquisition Proposal.

(b)                Each Stockholder further agrees that, following the Effective Time and until the expiration of the Standstill Period, such Stockholder shall, and shall cause its controlled Affiliates to, (i) cause, in the case of all Common Stock owned of record, and (ii) instruct the record owner, in the case of all Common Stock beneficially owned but not owned of record, directly or indirectly, by such Stockholder, as of the record date for all meetings of stockholders (whether annual or special and whether by vote or written consent) at which directors are elected, in each case that are entitled to vote at such meetings or at any adjournments or postponements thereof, to be present for quorum purposes and to vote at any such meeting or any adjournments or postponements thereof: (A) for all directors nominated and recommended by the Parent Board for election at any such meeting, (B) in accordance with the recommendation of the Parent Board for the ratification of the appointment of its independent registered public accounting firm at any such meeting and (C) in accordance with the Parent Board’s recommendation with respect to any other Parent or Company proposal or stockholder proposal or nomination subject to a vote of the stockholders at any such meeting; provided, however, that if Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co. LLC (“GL”) recommend otherwise with respect to any Parent or stockholder proposals (other than as related to the election, removal or replacement of directors), each Stockholder shall be permitted to vote in accordance with ISS’s or GL’s recommendation; provided, further that each Stockholder shall be permitted to vote in its sole discretion with respect to any extraordinary transaction requiring a vote of Parent’s stockholders. For the avoidance of doubt, it is understood and agreed by the parties hereto that nothing in this Section 2.1(b) limits or in any way modifies the Stockholders’ obligations as set forth in Section 2.1(a).

Section 2.2          Grant of Irrevocable Proxy. In the event and to the extent that a Stockholder fails to vote the Subject Shares in accordance with Section 2.1(a) at least five (5) Business Days prior to (or takes or attempts to take any actions inconsistent with Section 2.1(a) prior to or at) any applicable meeting of the stockholders of Parent or pursuant to any applicable written consent of the stockholders of Parent, such Stockholder hereby appoints Parent and any designee of Parent, and each of them individually, as such Stockholder’s proxy, with full power of substitution and re-substitution, to vote, including by executing written consents, during the Initial Voting Period with respect to any and all of the Subject Shares on the matters and in the manner specified in Section 2.1(a). Each Stockholder shall take all further action or execute such other instruments as may be necessary to effectuate the intent of any such proxy. Each Stockholder affirms that the irrevocable proxy given by it hereby with respect to the Merger Agreement and the Contemplated Transactions is given to Parent by such Stockholder to secure the performance of the obligations of such Stockholder under this Support Agreement. It is agreed that Parent (and its designees) will use the irrevocable proxy that is granted by such Stockholder hereby only in accordance with applicable Laws and that, to the extent Parent (and its designees) uses such irrevocable proxy, it will only vote (or sign written consents in respect of) the Subject Shares subject to such irrevocable proxy with respect to the matters specified in, and in accordance with the provisions of, Section 2.1(a).

Section 2.3          Nature of Irrevocable Proxy. The proxy granted pursuant to Section 2.2 to Parent by each Stockholder shall be irrevocable during the term of this Support Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies or powers of attorney granted by such Stockholder and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by such Stockholder with respect thereto. The proxy that may be granted hereunder shall terminate at the Expiration Time, but shall survive the death or incapacity of the granting Stockholder and any obligation of such Stockholder under this Support Agreement shall be binding upon the heirs, personal representatives and successors of such Stockholder until the Expiration Time.

Article III
COVENANTS

Section 3.1          Subject Shares.

(a)                 Each Stockholder agrees during the Initial Voting Period it shall not, and shall not commit or agree to, without the prior written consent of Parent and the Company, (i) directly or indirectly, whether by merger, consolidation or otherwise, offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift or by operation of law) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to or permit, a Transfer of any or all of the Subject Shares or any interest therein; (ii) grant any proxies or powers of attorney with respect to any or all of the Subject Shares or agree to vote (or sign written consents in respect of) the Subject Shares on any matter or divest itself of any voting rights in the Subject Shares that would conflict with the terms of this Support Agreement, or (iii) take any action that would have the effect of preventing or disabling such Stockholder from performing its obligations under this Support Agreement. Notwithstanding the foregoing, each Stockholder may, at any time, Transfer its Subject Shares (1) by will or other testamentary document or by intestacy, (2) to any investment fund or other entity controlled or managed by such Stockholder or the investment adviser or general partner of such Stockholder, (3) to any member of such Stockholder’s immediate family, (4) to any trust for the direct or indirect benefit of such Stockholder or the immediate family of such Stockholder or otherwise for estate planning purposes or (5) to the extent required by applicable Law; provided, that in the case of clauses (1)-(4), such transferee shall have executed and delivered to Parent and the Company a support agreement substantially identical to this Support Agreement (each such transferee, a “Permitted Transferee”). Each Stockholder agrees that any Transfer of Subject Shares not permitted hereby shall be null and void and that any such prohibited Transfer shall be enjoined. If any voluntary or involuntary Transfer of any Subject Shares covered hereby shall occur (including a sale by a Stockholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the Permitted Transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial Permitted Transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Support Agreement, which shall continue in full force and effect.

(b)                In the event of a stock dividend or distribution, or any change in the Subject Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction. Each Stockholder further agrees that, in the event such Stockholder purchases or otherwise acquires beneficial or record ownership of or an interest in, or acquires the right to vote or share in the voting of, any additional shares of Common Stock, in each case after the execution of this Support Agreement and prior to the Expiration Time, such Stockholder shall deliver promptly to the Company and Parent written notice of such event, which notice shall state the number of additional shares so acquired. Each Stockholder agrees that any such additional shares of Common Stock shall constitute Subject Shares for all purposes of this Support Agreement and shall be subject to the terms of this Support Agreement, including all covenants, agreements, obligations, representations and warranties set forth herein as if those additional shares were owned by such Stockholder on the date of this Support Agreement.

Section 3.2          Stockholder’s Capacity. All agreements and understandings made herein shall be made solely in each Stockholder’s capacity as a holder of the Subject Shares and not in any other capacity, including not in such Stockholder’s capacity as a director or officer of Parent. Notwithstanding anything herein to the contrary, nothing in this Support Agreement (including, for the avoidance of doubt, Section 3.7 below), shall in any way restrict a director of Parent (including any director who is an Affiliate of a Stockholder) in the taking of any actions (or failure to act) solely in his or her capacity as a director of Parent, or in the exercise of his or her fiduciary duties as a director of Parent, or prevent or be construed to create any obligation on the part of any director of Parent from taking any action in his or her capacity as such director, and no action taken solely in any such capacity as a director of Parent shall be deemed to constitute a breach of this Support Agreement.

Section 3.3          Other Offers. Except to the extent Parent is permitted to take such action pursuant to the Merger Agreement, each Stockholder (in such Stockholder’s capacity as such) shall not, and shall instruct and cause its Representatives not to, take any of the following actions: (a) solicit, initiate, knowingly encourage or knowingly facilitate an Acquisition Proposal; (b) furnish any non-public information regarding Parent to any Person in connection with or in response to an Acquisition Proposal (except as required by applicable Law or pursuant to a request by a Governmental Body); (c) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person with respect to, or otherwise knowingly cooperate in any way with any Person (or any representative thereof) with respect to, any Acquisition Proposal; (d) approve, endorse or recommend or publicly propose to approve, endorse or recommend, any Acquisition Proposal; or (e) enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction or publicly proposing to approve, endorse or recommend, any Acquisition Transaction; provided, however, that none of the foregoing restrictions shall apply to a Stockholder’s and its Representatives’ interactions with Parent, Merger Sub, the Company and their respective subsidiaries and Representatives; provided, further, that nothing in this Section 3.3 shall prevent a Stockholder from referring a Person to this Section 3.3 or to the Merger Agreement. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Representatives of the Stockholders shall be deemed to be a breach of this Section 3.3.

Section 3.4          Communications. Section 3.5 During the Initial Voting Period, each Stockholder shall not, and shall use its reasonable best efforts to cause its Representatives and Affiliates, if any, not to, directly or indirectly, make any press release, public announcement or other public communication that (a) criticizes or disparages this Support Agreement or the Merger Agreement or any of the transactions contemplated hereby and thereby or (b) is in opposition to the Stockholder Approval Matters, without the prior written consent of Parent and the Company, except as may be required by applicable Law in which circumstance such announcing party shall reasonably consult with the Company and Parent to the extent legally permissible prior to any such disclosure; provided, that the foregoing shall not limit or affect any actions taken by the Stockholders (or any affiliated officer or director of the Stockholders) that would be permitted to be taken by the Stockholders pursuant to the Merger Agreement. Each Stockholder hereby: (i) consents to and authorizes the publication and disclosure in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or the Company reasonably determines to be necessary in connection with the Merger or any Contemplated Transaction of (A) such Stockholder’s identity, (B) such Stockholder’s ownership of the Subject Shares, (C) this Support Agreement and (D) the nature of the such Stockholder’s commitments, arrangements and understandings under this Support Agreement; and (ii) agrees as promptly as practicable to notify Parent, Merger Sub and the Company of any required corrections with respect to any written information supplied by such Stockholder specifically for use in any such disclosure document. Further, the Stockholder Designee shall, during the term of his service as a director of the Parent Board, comply with the Code of Conduct and all other policies and guidelines applicable to independent directors serving on the Parent Board that (i) have been as of the date hereof or are prior to the Effective Time validly adopted by the Company Board to be effective as of the Effective Time or (iii) are validly adopted by the Parent Board after the Effective Time.

SECTION 3.5          Voting Trusts. Except for this Support Agreement or otherwise disclosed to Parent prior to the date hereof, each Stockholder agrees that it will not, nor will it permit any entity under its control to, deposit any of its Subject Shares in a voting trust or subject any of its Subject Shares to any arrangement with respect to the voting of such Subject Shares that would restrict such Stockholder from performing its obligations under this Support Agreement.

SECTION 3.6          Waiver of Appraisal Rights. Each Stockholder hereby irrevocably and unconditionally waives, and agrees not to assert, exercise or perfect (or attempt to exercise, assert or perfect) any rights of appraisal or rights to dissent from the Merger or quasi-appraisal rights that it may at any time have under applicable Laws, including Section 262 of the DGCL. Each Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors, directors or officers, (a) challenging the validity, binding nature or enforceability of, or seeking to enjoin the operation of, this Support Agreement or the Merger Agreement, or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation, entry into or consummation of the Merger Agreement; provided, however, that (i) each Stockholder may defend against, contest or settle any action, claim, suit or cause of action brought against such Stockholder that relates solely to such Stockholder’s capacity as a director, officer or securityholder of Parent and (ii) the foregoing shall not limit or restrict in any manner each Stockholder from enforcing such Stockholder’s rights under this Support Agreement and the other agreements entered into by such Stockholder in connection herewith, or otherwise in connection with the Merger, including such Stockholder’s right to receive the Merger Consideration pursuant to the terms of the Merger Agreement.

SECTION 3.7          Additional Agreements. Each Stockholder agrees that during the Standstill Period, each Stockholder shall not, and shall cause each of its controlled Affiliates and Associates (as used in this Section 3.7, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time during the term of this Support Agreement become Affiliates or Associates of any person or entity referred to in this Support Agreement) not to, in each case directly or indirectly, in any manner:

(a)                 engage in any solicitation of proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders), in each case, with respect to securities of Parent or the Company, as applicable;

(b)                form, join, or knowingly participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to shares of Common Stock (other than a “group” that includes all or some of the members of each Stockholder, but does not include any other entities or persons that are not members of each Stockholder as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate or Associate of any Stockholder to join the “group” following the execution of this Support Agreement so long as any such Affiliate or Associate agrees to be bound by the terms and conditions of this Support Agreement;

(c)                 deposit any shares of Common Stock in any voting trust or subject any shares of Common Stock to any arrangement or agreement with respect to the voting of any shares of Common Stock, other than (i) any such voting trust, arrangement or agreement solely among the members of each Stockholder, (ii) otherwise in accordance with this Support Agreement or (iii) customary brokerage accounts, margin accounts, prime brokerage accounts and the like;

(d)                seek or submit, or knowingly encourage any person or entity to seek or submit, nomination(s) in furtherance of a “contested solicitation” for the appointment, election or removal of directors with respect to Parent or the Company, publicly seek, or knowingly encourage or take any other action with respect to the appointment, election or removal of any directors, in each case in opposition to the recommendation of the Parent Board;

(e)                 (i) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of Parent or the Company or through any referendum of stockholders, (ii) make any offer or proposal (with or without conditions) with respect to any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition or other business combination involving each Stockholder and Parent or the Company, (iii) affirmatively solicit a third party to make an offer or proposal (with or without conditions) with respect to any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition or other business combination involving Parent or the Company, or publicly encourage, initiate or support any third party in making such an offer or proposal, (iv) publicly comment on any third party proposal regarding any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to Parent or the Company by such third party prior to such proposal becoming public, or (v) call or seek to call a special meeting of stockholders of Parent or the Company;

(f)                  make any request under Section 220 of the DGCL;

(g)                seek, alone or in concert with others, representation on the Parent Board, except as specifically set forth pursuant to the Second Merger Agreement Amendment;

(h)                (i) nominate or recommend for nomination any person for election at any annual or special meeting of stockholders of Parent or the Company, (ii) submit any proposal for consideration at, or bring any other business before, any annual or special meeting of the stockholders of Parent or the Company, or (iii) initiate, knowingly encourage or participate in any “vote no,” “withhold” or similar campaign with respect to any annual or special meeting of stockholders of Parent or the Company, or publicly or privately encourage or support any other stockholder, person or entity to take any of the actions described in this Section 3.7(h);

(i)                  advise, knowingly encourage, knowingly support or knowingly influence any person or entity with respect to the voting or disposition of any securities of Parent or the Company at any annual or special meeting of stockholders (other than as expressly set forth in Section 2.1); or

(j)                  make any request or submit any proposal to amend the terms of this Support Agreement other than through non-public communications with Parent, the Parent Board, the Company or the Company Board that would not be reasonably determined to trigger public disclosure obligations for any party.

Notwithstanding anything to the contrary contained in Section 3.7 or elsewhere in this Support Agreement, a Stockholder shall not be prohibited or restricted from: (A) communicating privately with Parent, the Parent Board, the Company, the Company Board or any officer or director of Parent or the Company regarding any matter, so long as (1) such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications by any party to this Support Agreement, and (2), unless otherwise agreed between Parent and the Company, at least one representative of each of Parent and the Company is present for any such communications; (B) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over such Stockholder, provided that a breach by such Stockholder of this Support Agreement is not the cause of the applicable requirement; or (C) communicating with stockholders of Parent and the Company and others in a manner that does not otherwise violate and is not inconsistent with this Support Agreement, provided such communications are not reasonably expected to be publicly disclosed and are understood by all parties to be private communications and not undertaken with the intent to circumvent this Support Agreement.

SECTION 3.8          Parent Agreements. Solely in the event that either Parent has not yet obtained the Required Parent Stockholder Vote or the Company has not yet obtained the Required Company Stockholder Vote by April 1, 2023:

(a)                 Parent acknowledges and agrees to provide each Stockholder with written notice of the date of the Parent 2023 AGM at least seventy (70) days prior to such meeting (such notice, the “Parent AGM Notice”). Notwithstanding anything to the contrary contained in this Support Agreement or the Parent Bylaws with respect to the requirement that the notice comply with the time deadlines set forth in the Parent Bylaws with respect to the proposal of business and/or nomination of director candidates, a Stockholder’s notice of director nominations or stockholder proposals for consideration at the Parent 2023 AGM shall be deemed timely received by Parent in accordance with the Parent Bylaws if such notice (i) is received in writing by the secretary of Parent at the principal executive offices of Parent during the ten (10) day period following such Stockholder’s receipt of the Parent AGM Notice, and (ii) otherwise complies with the requirements set forth in the certificate of incorporation of Parent, the Parent Bylaws and applicable Law; and

(b)                Parent acknowledges and agrees that it shall not hold the Parent 2023 AGM prior to seventy (70) days after the delivery of the Parent AGM Notice.

Article IV
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Each Stockholder hereby represents and warrants to Parent and the Company as follows:

Section 4.1          Due Authorization, etc. Such Stockholder is a natural person, corporation, trust, limited partnership or limited liability company. If such Stockholder is a corporation, trust, limited partnership or limited liability company, such Stockholder is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted. Such Stockholder has all necessary power and authority to execute and deliver this Support Agreement, perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Stockholder of this Support Agreement, the performance by such Stockholder of its obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder and no other proceedings on the part of such Stockholder are necessary to authorize this Support Agreement, or to consummate the transactions contemplated hereby. This Support Agreement has been duly executed and delivered by such Stockholder and (assuming the due authorization, execution and delivery by Parent and the Company) constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and by general equitable principles.

Section 4.2          Ownership of Shares. Schedule I hereto sets forth opposite such Stockholder’s name the Shares which such Stockholder beneficially owns directly as of the date hereof. As of the date hereof, each Stockholder is the beneficial owner of the Shares denoted as being owned by such Stockholder on Schedule I hereto, has the power to vote or cause to be voted such Shares and has the power to dispose of, or cause to be disposed, such Shares (other than, if such Stockholder is a partnership or a limited liability company, the rights and interest of Persons that own partnership interests or units in such Stockholder under the partnership agreement or operating agreement governing such Stockholder and applicable partnership or limited liability company law, or if such Stockholder is a married individual and resides in a state with community property laws, the community property interest of his or her spouse to the extent applicable under such community property laws, which spouse hereby consents to this Support Agreement by executing the spousal consent attached hereto as Exhibit C). Each Stockholder has, and will at all times up until the Expiration Time have, good and valid title to the Shares denoted as being owned by such Stockholder on Schedule I hereto, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than (a) those created by this Support Agreement, (b) those existing under applicable securities laws and (c) those that would not adversely affect such Stockholder’s ability to perform its obligations under this Support Agreement. Without limiting the generality of the foregoing, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Shares, and no Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of the Shares except as provided hereunder. Schedule II hereto sets forth opposite such Stockholder’s name the Shares which such Stockholder beneficially owned directly as of the Record Date. As of the Record Date, each Stockholder was the beneficial owner of the Shares denoted as being owned by such Stockholder on Schedule II hereto, had the power to vote or cause to be voted such Shares and had the power to dispose of, or cause to be disposed, such Shares, except as otherwise indicated to Parent prior to the date hereof.

Section 4.3          No Conflicts. (a) No filing with any Governmental Body, and no authorization, consent or approval of any other Person, is necessary for the execution of this Support Agreement by such Stockholder and (b) none of the execution and delivery of this Support Agreement by such Stockholder, the performance of such Stockholder’s obligations hereunder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of such Stockholder, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material Contract, understanding, agreement or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of the Subject Shares or its assets may be bound or (iii) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as would not reasonably be expected to impair such Stockholder’s ability to perform its obligations under this Support Agreement.

Section 4.4          Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled, whether directly or indirectly, to a fee, commission or other benefit from Parent, Merger Sub or the Company in respect of this Support Agreement based upon any Contract made by or on behalf of such Stockholder.

Section 4.5          Reliance. Such Stockholder has had the opportunity to review the Merger Agreement, the Second Merger Agreement Amendment and this Support Agreement with counsel of such Stockholder’s own choosing. Such Stockholder has had an opportunity to review with its own tax advisors the tax consequences of the Merger and the Contemplated Transactions. Such Stockholder understands that it must rely solely on its advisors and not on any statements or representations made by Parent, the Company or any of their respective Representatives with respect to the tax consequences of the Merger and the Contemplated Transactions. Such Stockholder understands that such Stockholder (and not Parent, the Company or the Surviving Corporation) shall be responsible for such Stockholder’s tax liability that may arise as a result of the Merger or the Contemplated Transactions. Such Stockholder understands and acknowledges that Parent and the Company are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Support Agreement.

Section 4.6          No Litigation. As of the date of this Support Agreement, there is no Legal Proceeding pending or, to the knowledge of such Stockholder, threatened against such Stockholder that would reasonably be expected to impair the ability of such Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby.

Article V
REPRESENTATIONS AND WARRANTIES OF PARENT AND THE COMPANY

Each of Parent and the Company, solely on their own behalf, hereby represents and warrants to each Stockholder as follows:

Section 5.1          Due Authorization, etc. Each of Parent and the Company is a corporation, and is duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and the Company has all necessary power and authority to execute and deliver this Support Agreement, perform such party’s obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent and the Company of this Support Agreement, the performance by Parent and the Company of its obligations hereunder and the consummation by Parent and the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent and the Company and no other proceedings on the part of Parent and the Company are necessary to authorize this Support Agreement, or to consummate the transactions contemplated hereby. This Support Agreement has been duly executed and delivered by each of Parent and the Company and (assuming the due authorization, execution and delivery by each Stockholder) constitutes a valid and binding obligation of Parent and the Company, enforceable against Parent and the Company in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and by general equitable principles.

Section 5.2          No Conflicts. (a) No filing with any Governmental Body, and no authorization, consent or approval of any other Person, is necessary for the execution of this Support Agreement by each of Parent and the Company and (b) none of the execution and delivery of this Support Agreement by Parent and the Company, the performance of Parent and the Company’s obligations hereunder, the consummation by Parent and the Company of the transactions contemplated hereby or compliance by Parent and the Company with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of Parent and the Company, as applicable, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material Contract, understanding, agreement or other instrument or obligation to which Parent or the Company is a party or by which Parent or the Company, as applicable, or their respective assets may be bound or (iii) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as would not reasonably be expected to impair Parent or the Company’s ability to perform its obligations under this Support Agreement.

Article VI
TERMINATION

Section 6.1          Termination. This Support Agreement shall automatically terminate, and none of Parent, the Company or the Stockholders shall have any rights or obligations hereunder and this Support Agreement shall become null and void and have no effect upon the earliest to occur of: (a) the failure of Parent and the Company to issue the Joint Press Release by 9:30 a.m. Eastern Time on the Release Date; (b) the valid termination of the Merger Agreement in accordance with its terms; (c) any amendment to the Merger Agreement that reduces the amount, or changes the form of any consideration payable to the Stockholders in the Contemplated Transactions or otherwise materially and adversely affects the Stockholders; (d) the expiration of the Standstill Period, (e) solely in the event that either Parent has not yet obtained the Required Parent Stockholder Vote or the Company has not yet obtained the Required Company Stockholder Vote by such date, April 1, 2023, and (f) the time this Support Agreement is terminated upon the written agreement of each of the Stockholders, the Company and Parent. The parties acknowledge that upon termination of this Support Agreement as permitted under and in accordance with the terms of this Support Agreement, no party to this Support Agreement shall have the right to recover any claim with respect to any losses suffered by such party in connection with such termination, and no party shall have any further obligations or liabilities under this Support Agreement, subject to the following sentence. Notwithstanding anything to the contrary herein, (i) nothing set forth in this Section 6.1 shall relieve any party from liability for any willful breach of this Support Agreement prior to termination hereof, and (ii) the provisions of Section 3.8, this Section 6.1 and Section 7.4 through Section 7.14 shall survive the termination of this Support Agreement.

Article VII
MISCELLANEOUS

Section 7.1          Press Release, SEC Filings. No later than 9:30 a.m. Eastern Time on the Release Date, the Company and Parent shall issue the Joint Press Release. Prior to the Release Date, none of the Stockholders (individually or jointly) nor any of their Representatives or Affiliates shall issue a press release, public announcement or other public communication with respect to Parent, the Company, the entry into this Support Agreement or the actions contemplated hereby without the prior written consent of Parent and the Company. Promptly following the execution and delivery of this Support Agreement, Parent will file a Current Report on Form 8-K (the “Form 8-K”), which will report the entry into this Support Agreement and file the Support Agreement as an exhibit thereto. The Stockholders shall be given a reasonable opportunity to review and comment on the Form 8-K or any other filing with the SEC made by Parent with respect to this Support Agreement, and Parent shall give reasonable consideration to any comments of the Stockholders. Parent acknowledges that the Stockholders may file this Support Agreement as an exhibit to the Stockholders’ Schedule 13D. In such event, Parent shall be given a reasonable opportunity to review and comment on such Schedule 13D filing made by the Stockholders with respect to this Support Agreement, and the Stockholders shall give reasonable consideration to any comments of Parent. Following the Release Date, each Stockholder shall, and shall cause its Representatives and Affiliates to, cause any public or private filings, announcements, statements or communications that reference the entry into this Support Agreement or the actions contemplated to be taken in connection with the entry into this Support Agreement or are otherwise made in connection herewith, to be consistent with the Joint Press Release and the terms of this Support Agreement. Parent and Company shall be given a reasonable opportunity to review and comment on any such filings, announcements, statements or communications by the Stockholders, and the Stockholders shall give reasonable consideration to any comments of Parent.

Section 7.2          Non-Disparagement. Each of the parties hereby agrees that, during the Initial Voting Period, neither it nor any of its Representatives or Affiliates or any of its or its Representatives’ and Affiliates’ respective agents, subsidiaries, officers, directors, managers, principals or managing members shall in any way publicly (or in any way reasonably expected to be made public) attack, disparage, call into disrepute, criticize, impugn, defame, slander or otherwise make any public statements or statements reasonably expected to be made public that would reasonably be expected to damage the business or reputation of any other party or such other party’s subsidiaries, Affiliates, officers (including any current officer of a party or a party’s subsidiaries who no longer serves in such capacity following the execution of this Support Agreement), directors (including any current director of a party or a party’s subsidiaries who no longer serves in such capacity following the execution of this Support Agreement) or employees, or any of their businesses, products or services, including, for the avoidance of doubt, the making of statements that would reasonably be expected to have any of the foregoing adverse consequences. Each party shall use its commercially reasonable efforts to cause its and its Representatives’ and Affiliates’ employees to comply with this Section 7.2. For the avoidance of doubt, the foregoing shall not restrict the ability of any person to comply with compelled testimony or production of information by legal process, subpoena or as part of a response to a request for information from any Governmental Body with purported jurisdiction over the party from whom information is sought.

Section 7.3          Further Actions. Subject to the terms and conditions set forth in this Support Agreement, each party hereto agrees to take any all actions and to do all things reasonably necessary to effectuate this Support Agreement. If a Stockholder is a married individual, his or her spouse shall deliver the spousal consent attached hereto as Exhibit C unless such Stockholder can demonstrate to Parent’s and the Company’s reasonable satisfaction that his or her spouse does not have any community property interests in the Subject Shares.

Section 7.4          Fees and Expenses. Parent agrees to reimburse the Stockholders for the reasonable and documented out-of-pocket expenses incurred by the Stockholders prior to the date hereof directly in connection with their investment in Parent, including but not limited to the negotiation and execution of this Support Agreement, in an aggregate amount not to exceed $180,000. The reimbursement provided in this Section 7.4 shall be paid by Parent to the Stockholders no later than five (5) Business Days following Parent’s receipt of reasonable documentation supporting such reimbursable expenses hereunder. Except as otherwise specifically provided in this Section 7.4, each party shall bear its own fees and expenses in connection with this Support Agreement and the transactions contemplated hereby.

Section 7.5          Amendments, Waivers, etc. This Support Agreement may not be amended except by an instrument in writing signed by all the parties hereto and specifically referencing this Support Agreement. No failure on the part of any party to exercise any power, right, privilege or remedy under this Support Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Support Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Support Agreement, or any power, right, privilege or remedy under this Support Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 7.6          Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 5:00 p.m. New York time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

If to the Company, to

CARISMA Therapeutics Inc.

3675 Market Street, Suite 200

Philadelphia, Pennsylvania 19104

Attn: President and Chief Executive Officer

Email: steven.kelly@carismatx.com

with a copy to (which shall not constitute notice):

Wilmer Cutler Pickering Hale and Dorr LLP

7 World Trade Center
250 Greenwich Street

New York, NY 10007
Attention: Brian A. Johnson; Christopher Barnstable-Brown
Email: Brian.Johnson@wilmerhale.com;

Chris.Barnstable-Brown@wilmerhale.com

If to Parent, to

Sesen Bio, Inc.

245 First Street, Suite 1800

Cambridge, MA

Attn: Chief Executive Officer

Email: tom.cannell@sesenbio.com

with a copy to (which shall not constitute notice):

Hogan Lovells US LLP
1735 Market St
Philadelphia, PA 19103
Attention: Steve Abrams; Jessica Bisignano
Email: steve.abrams@hoganlovells.com; jessica.bisignano@hoganlovells.com

If to a Stockholder, to the address or electronic mail address set forth on the signature pages hereto or to such other Person or address as any party shall specify by written notice so given, and with a copy to its counsel (which shall not constitute notice) as set forth below:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attention: Ryan Nebel; Rebecca Van Derlaske
Email: rnebel@olahanlaw.com; rvanderlaske@olshanlaw.com

Section 7.7          Interpretation; Construction. Headings of the Articles and Sections of this Support Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever. Except as otherwise indicated, all references in this Support Agreement to “Exhibits”, “Sections” or “Schedules” are intended to refer to Sections of this Support Agreement and the Exhibits or Schedules to this Support Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Support Agreement. As used in this Support Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” For purposes of this Support Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

Section 7.8          Severability. Any term or provision of this Support Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Support Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Support Agreement is invalid or unenforceable, the parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Support Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 7.9          Entire Agreement; Assignment. This Support Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof; provided, however, that, as between the Company and Parent, to the extent of any conflict between the Merger Agreement and this Support Agreement, the terms of the Merger Agreement shall control and supersede any such conflicting terms. This Support Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns, and, in the case of each Stockholder, such Persons to which record or beneficial ownership of such Stockholder’s Subject Shares shall pass; provided, however, that neither this Support Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that, without consent, each of Parent and the Company may assign all or any of its rights and obligations hereunder to any of its Affiliates that assume the rights and obligations of such party under the Merger Agreement, and any attempted assignment or delegation of this Support Agreement or any of the rights, interests or obligations by any of the parties without the other parties prior written consent shall be void and of no effect.

Section 7.10       Governing Law. THIS SUPPORT AGREEMENT AND ALL QUESTIONS RELATING TO THE INTERPRETATION OR ENFORCEMENT OF THIS SUPPORT AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

Section 7.11       Specific Performance. The parties hereto acknowledge that any breach of this Support Agreement would give rise to irreparable harm for which monetary damages, even if applicable, would not be an adequate remedy, and would occur in the event that any party does not perform the provisions of this Support Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated hereby) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the parties shall be entitled to seek a decree of specific performance, an injunction or other equitable relief to prevent breaches or threatened breaches of any of the provisions of this Support Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of specific performance, an injunction or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance or other equitable relief is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Support Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 7.12       Submission to Jurisdiction. The parties hereby (a) irrevocably and unconditionally submit to the exclusive personal jurisdiction and venue of the Court of Chancery of the State of Delaware, New Castle County, or, if the Chancery Court declines jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware, (b) agree that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 7.12, (c) waive any objection to laying venue in any such action or proceeding in such courts, (d) waive any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (e) agree that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 7.6 of this Support Agreement. Nothing in this Section 7.12, however, shall affect the right of any person to serve legal process in any other manner permitted by Law.

Section 7.13       Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS SUPPORT AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS SUPPORT AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS SUPPORT AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS SUPPORT AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 7.14       Counterparts. This Support Agreement may be executed in two or more counterparts (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other parties.

(Signature Pages Follow)

IN WITNESS WHEREOF, the Company, Parent and each of the Stockholders have caused this Support Agreement to be duly executed as of the day and year first above written.

CARISMA THERAPEUTICS INC.

By:	/s/ Steven Kelly
	Name:	Steven Kelly
	Title:	Chief Executive Officer

SESEN BIO, INC.

By:	/s/ Thomas R. Cannell
	Name:	Thomas R. Cannell
	Title:	President & CEO

[Signature Page to Stockholder Support Agreement]

THE RADOFF FAMILY FOUNDATION

By:	/s/ Bradley L. Radoff
	Name:	Bradley L. Radoff
	Title:	Director

BRADLEY L. RADOFF

By:	/s/ Bradley L. Radoff

[Signature Page to Stockholder Support Agreement]

JEC II ASSOCIATES, LLC

By:	/s/ Michael Torok
	Name:	Michael Torok
	Title:	Manager

THE K. PETER HEILAND 2008 IRREVOCABLE TRUST

By:	/s/ Michael Torok
	Name:	Michael Torok
	Title:	Trustee

MICHAEL TOROK

By:	/s/ Michael Torok

[Signature Page to Stockholder Support Agreement]

Exhibit A

Form of Second Merger Agreement Amendment

Exhibit B

Form of Joint Press Release

Exhibit C

Form of Spousal Consent1

I acknowledge that I have read the Voting and Support Agreement (to which this consent is attached) and that I know and understand, and have been fully advised by my attorney with respect to, its contents. As the spouse of the Stockholder, I hereby agree: (i) that all shares of capital stock, all options, all warrants and all additional securities of Parent held by the Stockholder, and all other rights with respect to the capital stock of Parent held by the Stockholder, and my interest in such shares, options, warrants, additional securities and other rights, if any, are subject to the provisions of the Voting and Support Agreement and the Merger Agreement (as defined in the Voting and Support Agreement), which I consent to; and (ii) that I will take no action at any time to hinder the operation of the Voting and Support Agreement or the Merger Agreement.

Signature of Spouse:

Printed Name:

1 NTD: Only individual stockholders who reside in Alaska, Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington and Wisconsin are required to provide a spousal consent.

Schedule I

Ownership of Shares as of February 13, 2023

Name and Address of Stockholder	Number of Shares of Common Stock
The Radoff Family Foundation 2727 Kirby Drive, Unit 29L Houston, Texas 77098	1,879,344
Bradley L. Radoff 2727 Kirby Drive, Unit 29L Houston, Texas 77098	7,420,756
JEC II Associates, LLC 68 Mazzeo Drive Randolph, Massachusetts 02368	6,399,839
The K. Peter Heiland 2008 Irrevocable Trust 68 Mazzeo Drive Randolph, Massachusetts 02368	1,000,000
Michael Torok 68 Mazzeo Drive Randolph, Massachusetts 02368	1,025,000

Schedule II

Ownership of Shares as of January 17, 2023

Name and Address of Stockholder	Number of Shares of Common Stock
The Radoff Family Foundation 2727 Kirby Drive, Unit 29L Houston, Texas 77098	1,879,344
Bradley L. Radoff 2727 Kirby Drive, Unit 29L Houston, Texas 77098	7,025,058
JEC II Associates, LLC 68 Mazzeo Drive Randolph, Massachusetts 02368	6,379,839
The K. Peter Heiland 2008 Irrevocable Trust 68 Mazzeo Drive Randolph, Massachusetts 02368	1,000,000
Michael Torok 68 Mazzeo Drive Randolph, Massachusetts 02368	1,025,000